Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-1 (No. 333-189641 and No. 333-188105), Form S-3 (No. 333-157200 and No. 333-79911), Form S-8 (No. 333-179824, 333-156447, No. 333-101346, and No. 333-75738) and Form S-3D (No. 333-101347 and No. 333-79911) of Eastern Virginia Bankshares, Inc. and subsidiaries of our report dated March 31, 2014 related to our audits of the consolidated financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of Eastern Virginia Bankshares, Inc. for the year ended December 31, 2013.

Winchester, Virginia
March 31, 2014